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August 30, 1996

Kris Rogers
Vice President
Merisel Americas, Inc.
200 Continental Blvd.
El Segundo, CA

PERSONAL AND CONFIDENTIAL

Dear Kris:

      This letter amends that certain letter agreement between you and Merisel Americas, Inc. ("Americas"), dated June 1, 1995, as amended by that certain letter agreement dated April 1, 1996 (as so amended, the "Letter Agreement"). Except as specifically amended hereby, the Letter Agreement remains in full force and effect.

     The definition of "Applicable Time Period" is hereby amended to be the period commencing on the date hereof and extending through March 31, 1998.

     If you agree to the terms of this amendment to the Letter Agreement and intend to be bound by the Letter
Agreement, as amended hereby, please so indicate by signing the enclosed copy of this letter and returning it to me.
Thank you.

Sincerely,

/s/Dwight Steffensen
Dwight Steffensen
Chief Executive Officer.


Accepted and agreed to:


/s/ Kris Rogers
Kris Rogers